Exhibit 10.18

STOCK COMPENSATION RECHARGE AGREEMENT

This Stock Compensation Recharge Agreement (this “Agreement”) is by and between Intel Corporation (“Intel”), a corporation organized under the laws of Delaware, and each of its subsidiaries listed as executing this Agreement on the signature page and in Annex B (each a “Subsidiary” and collectively the “Subsidiaries”). This Agreement is effective as of the effective date specified with respect to each Subsidiary on the signature page or in Annex B (the “Effective Date”). Intel and the Subsidiaries are each referred to as a “Party” and are collectively referred to as the “Parties.”

RECITALS

A.	WHEREAS, Intel has established various stock incentive programs for the benefit of its employees and the employees of the Subsidiaries;

B.	WHEREAS, such programs include (i) the Employee Stock Purchase Plan, under which employees can purchase Intel stock at a discounted price (“ESPP”), (ii) stock options under the Equity Incentive Plan (“Stock Options”), and (iii) restricted stock units under the Equity Incentive Plan (“RSUs”);

C.	WHEREAS, from time to time, Intel offers the ESPP and grants Stock Options and RSUs, and may in the future offer or grant other forms of stock compensation, to Employees of the Subsidiaries, in order for the Subsidiaries to provide incentives to attract and retain qualified employees (“Awards” and each an “Award” and the respective equity securities of Intel underlying any particular Award shall hereinafter be referred to as the “Equity Securities”);

D.	WHEREAS, in cases in which the Effective Date is earlier than the date this Agreement is executed, the Parties wish to memorialize the arrangement, orally agreed to and consistent with the terms of this Agreement, that each Party has understood, accepted, and in its conduct and statements acted in accordance with since the Effective Date; and

E.	WHEREAS, Intel and the Subsidiaries wish to enter into this Agreement, which requires the Subsidiaries to reimburse Intel for certain amounts relating to the Value of stock compensation provided to Employees in accordance with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions.

In this Agreement the following terms shall have the meanings set forth below:

a.	“Employee” or “Employees” shall mean those employees of any Subsidiary who have received stock compensation under the Plans or who may, from time to time, be eligible for the Plans in the future.

b.	“Plan” or “Plans” shall refer to the ESPP, the Equity Incentive Plan, any successors to either, and any other equity compensation plan that Intel adopts and makes available to compensate Employees.

c.	“Recharge Amount” shall mean, unless otherwise agreed upon in writing between the Parties (i) with respect to a stock purchase under the ESPP, if the Employee pays the purchase price directly to the Subsidiary, then the “Recharge Amount” shall be the Value of the Equity Securities acquired at the time of purchase, but if the Employee pays the purchase price directly to Intel, then the “Recharge Amount” shall be the Value of the Equity Securities acquired at the time of purchase, less the price paid for the Equity Securities by the Employee, (ii) with respect to Stock Options, if the Employee pays the purchase price directly to the Subsidiary, then the “Recharge Amount” shall be the Value of the Equity Securities exercised under such Stock Options at the time of exercise, but if the Employee pays the purchase price directly to Intel, then the “Recharge Amount” shall be the Value of the Equity Securities exercised under such Stock Options at the time of exercise, less the purchase price paid by the Employee, and (iii) with respect to RSUs, the Value of the underlying Equity Securities on the vesting date. The Recharge Amount shall also include any other fees, social security or similar employment taxes, withheld amounts, or other expenses directly related to the Awards, as determined by Intel in its sole discretion.

d.	“Value” shall have the same meaning as prescribed for fair market value in the relevant Plan, or such other price as determined by the Parties.

2.	Provision of Stock Compensation.

Intel hereby acknowledges that it has offered or granted, and in the future may offer or grant, Awards under the Plans to such Employees as Intel in its sole discretion shall determine. Each Subsidiary shall be responsible for complying with the requirements, if any, of the laws of the Subsidiary’s country in the performance of this Agreement.

3.	Payment of Recharge Amount and Other Costs Associated with Awards.

a.	Each Subsidiary acknowledges that the offer or grant by Intel of stock compensation under the Plans and the subsequent delivery and disposition of Equity Securities of Intel under the Plans are, and are intended by all Parties to be, compensation to Employees for services performed for a Subsidiary and represent a valuable incentive that helps the Subsidiaries attract, motivate, and induce continued service of Employees.

b.	Each Subsidiary understands that it must pay Intel for providing stock compensation to Employees and hereby agrees to pay to Intel the Recharge Amount with respect to any Awards. Such Recharge Amount will be due with respect to any Employee who is employed by the relevant Subsidiary or former Employee who was most recently employed by the relevant Subsidiary at the time of the stock purchase under the ESPP, exercise of a Stock Option, or vesting of an RSU, as applicable.

c.	Unless otherwise agreed by the Parties, within sixty (60) days after Intel provides an intercompany charge to the Subsidiary with respect to an Award, each Subsidiary shall pay to Intel the Recharge Amount, as determined pursuant to paragraph c. of Section 1, as set forth in the notification pursuant to Section 4 below. In the event that any Plans provide for other forms of equity compensation in addition to stock purchases under the ESPP, Stock Options, and RSUs, the Parties shall mutually agree to the Recharge Amount based on the methodology used for stock purchases under the ESPP, Stock Options, and RSUs

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d.	Except as may otherwise be agreed by the Parties hereto, all payments made under this Agreement shall be made in United States Dollars. At the discretion of Intel, Intel may assess interest on amounts not timely paid under this Agreement at the applicable federal short-term rate, compounding monthly, under section 1274(d) of the Internal Revenue Code of 1986, as amended, from the date due until payment is made.

e.	The amount of the payment described in paragraph b. of this Section 3 shall be subject to any adjustments as shall be necessary to ensure compliance with the tax and other relevant foreign laws that apply to the applicable Subsidiary.

f.	In the event that a Subsidiary is required under domestic law, rules or regulations to withhold taxes upon paying the Recharge Amount to Intel, the payment to Intel shall be the Recharge Amount net any withheld amounts. Upon request, the Subsidiary shall provide Intel with the certificate of tax withholding.

4.	Notification of Recharge Event.

At the end of each calendar month, or such other period as may be mutually agreed, Intel shall notify the Subsidiaries of any event that obligates the Subsidiaries to make a payment to Intel under Section 3 above, together with computations and supporting documentation detailing the amount of the required payment.

5.	No Third-Party Beneficiaries.

This Agreement is entered into between the Parties hereto for their exclusive mutual benefit. No person or entity shall be a third-party beneficiary under this Agreement.

6.	Waiver.

No provision of, or a right created under, this Agreement may be waived or varied except with the written consent of both Parties.

7.	Term and Termination.

This Agreement shall be effective as from the Effective Date and shall continue to be effective until:

a)	terminated by either Party upon giving written notice to the other Party not less than 30 days prior to the date on which such termination is to become effective, provided however that Section 3 of this Agreement shall continue to be effective with respect to any Awards issued prior to the date of termination of this Agreement; or

b)	termination of all of the Plans, provided however, that this Agreement shall continue to be effective with respect to any Awards granted prior to the date of termination of this Agreement and the Plans.

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8.	Assignment.

This Agreement may not be assigned by either Party without the prior written consent of the other Party, provided however, that Intel may, without the consent of the Subsidiaries, assign this Agreement, in whole or in part, to any of its affiliates.

9.	Independent Entities

Each of the Parties to the Agreement is an independent enterprise. No Party is, and nothing in this Agreement shall constitute any Party as, the employer, principal, agent or partner of, or joint venture with, another Party.

10.	Notice.

Every notice or other communication relating to this Agreement shall be in writing, and shall be so posted, delivered or sent by electronic mail or facsimile to the Party for whom it is intended at such address as may from time to time be indicated by it to the other Party.

11.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of California and all applicable laws of the United States. The place of jurisdiction for any suit, action or proceeding arising out of or in connection with this Agreement shall be the State of California.

12.	Entire Agreement.

This Agreement and the other related agreements referred to herein (such as the Plans) set forth the entire agreement and understanding between the Parties. This Agreement supersedes any prior agreement between the Parties with respect to the same subject matter. Any amendment or modification to this Agreement shall be in writing and must be signed by both Intel and the Subsidiaries, except additional Intel subsidiaries can become additional parties to this Agreement, and may add any additional terms to this Agreement (and such terms are incorporated herein by reference), by executing a signature page substantially in the form of Annex A, attached hereto and incorporated herein by references, and numbered as Annex B-1, Annex B-2, etc.

13.	Headings and Counterparts.

The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement. Additionally, this Agreement may be executed in one or more counterparts and by the Parties to it in separate counterparts of which when executed each shall be an original but which shall together constitute one and the same agreement.

14.	Reference to Singular/Plural.

In this Agreement any reference to the singular shall include the plural and vice versa.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date(s) set forth below.

Intel Corporation

By:	/s/ Sharon Heck
Sharon Heck
Corporate Vice President

Dated:	11/4/2021

Subsidiaries

			Effective				Signature
Company	Company Name	Jurisdiction	Date	Print Name	Title	Signature	Date
607	Mobileye Vision Technologies Ltd.	Israel	8/8/2017	Amnon Shashua	Director	/s/ Amnon Shashua	11/09/21
607A	Mobileye B.V.	Netherlands	8/8/2017	Tiffany Silva	Managing Director	/s/ Tiffany Silva	11/4/2021
607B	Mobileye, Inc.	United States	8/8/2017	Amnon Shashua	Director
607C	Mobileye Japan Ltd.	Japan	8/8/2017	Amnon Shashua	Director	/s/ Amnon Shashua	11/09/21
607D	Mobileye Germany GmbH	Germany	8/8/2017	Amnon Shashua	Director
629	Moovit App Global Ltd.	Israel	6/1/2020	Tiffany Silva	Director	/s/ Tiffany Silva	11/4/2021
629B	Moovit, Inc.	United States	5/5/2020	Tiffany Silva	Secretary

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